Exhibit 99.2

CONSENT OF DIRECTOR NOMINEE

September 29, 2025

In connection with the filing by Eagle Nuclear Energy Corp., a Nevada corporation (“New Eagle”), and Eagle Energy Metals Corp., a Nevada corporation, as co-registrants, of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of Regulation C promulgated under the Securities Act, to being named and described in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of New Eagle, after giving effect to the consummation of the Transactions (as such term is defined in the Registration Statement). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments or supplements thereto.

/s/ Michael Kobler
Michael Kobler